NYIAX

CONSULTANCY AGREEMENT

This Consultancy Agreement (the "Agreement") is made and entered into this **December 1, 2020** (the "Effective Date") by and between NYIAX, Inc., a Delaware corporation with its principal place of business located at 244 5th Avenue, Suite 2669, NYC, NY 10001 (the "Company") and William Feldman with its principal place of business (the "Consultant") (hereinafter referred to individually as a "Party" and collectively as "the Parties").

WHEREAS, the Company is a technology company in the financial and advertising industry. The Company is the business of advertising and marketing technology to facilitate the buying, selling, and re-trading of advertising audience and inventory both domestically (US) and globally;

WHEREAS, the Consultant has expertise in the area of financial officer and as a Chief Financial Officer;

WHEREAS, the Company desires to engage the Consultant to provide certain services in the area of Consultant's expertise and the Consultant is willing to provide such services to the Company; and

NOW, THEREFORE, the Parties hereby agree as follows:

1. Engagement and Services

(a) Engagement. The Company hereby engages the Consultant to provide and perform the services set forth in section 1(c) attached hereto (the "Services"), and the Consultant hereby accepts the engagement.

(b) Title. Consultant shall be given a title which may change at a future date; however, Consultant's current title shall be Chief Financial Officer.

(c) Standard of Services. All Services to be provided by Consultant shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency to be expected of a consultant with the background and experience that Consultant has represented it has. The Company shall provide such access to its information, property and personnel as may be reasonably required in order to permit the Consultant to perform the Services, which will encompass financial well-being of the Company. Consultant will work with Robert Ainbinder, the Company Chief Executive Officer, Mark Grinbaum the Co-Founder, Comptroller, EVP of Finance and Platforms. Mark Grinbaum will continue to have all financial duties in regard to banking. Further, Consultant will work with Co-Founder, Chief Strategy and HR Officer Carolina Abenante, who will remain as the head for Company hiring, people, TriNet, and equity capitalization of NYIAX, as well as, all legal documents, funding documents and contracts of any kind.

(d) Representation and Warranty. Consultant represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement or which will interfere with the performance of the Services.

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NYIAX

2. **Consultancy Period**

22 Feb 2021

(a) Commencement. **This Agreement shall commence on the February ~~8th,~~ 2021** and shall remain in effect until the completion of the Services or the earlier termination of this Agreement or any addendum to this Agreement (the "Consultancy Period").

(b) Termination. This Agreement may be terminated by the Company, without cause and without liability, by giving ninety (90) days' notice written notice of such termination to the Consultant. This Agreement may be terminated by either Party by giving ninety (90) days written notice of such termination to the other Party in the event of a material breach by the other Party. Immediate termination for "Material Breach" where not notice is needed unless 2(b)(ii). "Material Breach" shall include: (i) any violation of the terms of Articles 1 (d), 3, 4, 5, 6, 7, 9 and 10, (ii) any other breach that a Party has failed to cure within thirty (30) days after receipt of written notice by the other Party, (iii) the death or physical or mental incapacity of Consultant or any key person performing the Services on its behalf as a result of which the Consultant or such key person becomes unable to continue the proper performance of the Services, (iv) an act of gross negligence or wilful misconduct of a Party, and (v) the insolvency, liquidation or bankruptcy of a Party.

(c) Effect of Termination. Upon the effective date of termination of this Agreement, all legal obligations, rights, and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

(d) Prorated Consultancy Fee. If termination of the Agreement is less than the two (2) weeks, then Payment for the Consultant's Services shall be based on a prorated amount based on the number of days the Consultant worked prior to the Termination.

3. **Consultancy Fee and Expenses**

(a) Consultancy Fee. In consideration of the Services to be rendered hereunder, the Company shall pay Consultant a Consultancy fee of eight thousand dollars ($8,000) dollars per month payable twice a month forty-eight (48) hours after the Consultant invoices the Company (the "Consultancy Fee") detailed herein section 3. The Consultant is an IRC1099 contractor with the Company. Company will pay and send a computer to the Consultant.

(b) Prorated Consultancy Fee. Consultant shall be paid bi-weekly based on invoicing on the 15th and 30th of each month and any other time period mutually agreed upon by Company and Consultant. The Consultancy Fee per month is $8,000, where invoices are sent to the Company to remit payment. Payment is in equal amounts of $4,000 every two weeks. However, if the time period is less than two weeks based on Commencement of the Consultancy Period or Termination then a lesser prorated amount shall be distributed to Consultant based on the number of days his Services were utilized.

(d) Expenses. Consultant shall be entitled to reimbursement for all pre-approved (expenses equal to or greater than $300 dollars needs pre-approval) expenses of reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

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(d) Payment. The Consultant shall submit to the Company twice a month on the 15th and 30th of each month post commencing Services detailing the Services performed during the preceding month and the amount due. All such invoices shall be due and payable within forty-eight (48) hours after receipt thereof by the Company.

4. **Work Product and License**

(a) Defined. In this Agreement the term "Work Product" shall mean all work product generated by Consultant solely or jointly with others in the performance of the Services, including, client lists, names, addresses, telephone number and emails but not limited to, all information, notes, material, records, processes, technology, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, and trade secrets.

(b) Ownership. Consultant agrees to assign and does hereby assign to Company all right, title, and interest in and to the Work Product. All Work Product shall be the sole and exclusive property of the Company and Consultant will not have any rights of any kind whatsoever in such Work Product.

Consultant agrees, at the request and cost of Company, to promptly sign, execute, make, and do all such deeds, documents, acts and things as Company may reasonably require or desire to perfect Company's entire right, title, and interest in and to any Work Product.
Consultant will not make any use of any of the Work Product in any manner whatsoever without the Company's prior written consent. All Work Product shall be promptly communicated to Company.

5. **Confidential Information**

(a) Defined. In this Agreement the term "Confidential Information" shall mean the Work Product and any and all information relating to the Company's business, including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, techniques, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, finances disclosed by Company either directly or indirectly in writing, orally or visually, to Consultant. Confidential Information does not include information which:

(i) is in or comes into the public domain without breach of this Agreement by the Consultant,
(ii) was in the possession of the Consultant prior to receipt from the Company and was not acquired by the Consultant from the Company under an obligation of confidentiality or non-use,
(iii) is acquired by the Consultant from a third party not under an obligation of confidentiality or non-use to the Company, or
(iv) is independently developed by the Consultant without use of any Confidential Information of the Company.

(b) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance and in writing by the Company, Consultant will not, except as required by law or court order, use the Confidential Information for any purpose whatsoever other than the performance of the Services or disclose the Confidential Information to any third party.
Consultant may disclose the Confidential Information only to those of its employees who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee, such employee shall be made aware of the confidential nature of the

NYIAX

Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, Consultant shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees. Consultant shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(c) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon Company's earlier request, Consultant will deliver to Company all of Company's property or Confidential Information in tangible form that Consultant may have in its possession or control. The Consultant may retain one copy of the Confidential Information in its legal files.

6. **Interference with Business**

(a) Non-Competition. During the term of this Agreement, Consultant will engage in no business or other activities which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

(b) Non-Solicitation. Consultant agrees that for a period of one (1) year after termination of this Agreement, Consultant shall not:
(i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or
(ii) employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

7. **Independent Contractor**

The Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits provided by the Company to its employees. Consultant agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Company in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Consultant's being determined not to be an independent contractor. This Agreement does not authorize the Consultant to act for the Company as its agent or to make commitments on behalf of the Company.

8. **Force Majeure**

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lockouts or other serious labor disputes, riots, earthquakes, floods, explosions, or other acts of nature.
The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties' respective obligations hereunder shall resume.
In the event the interruption of the excused Party's obligations continues for a period in excess of fifteen (15) days, either Party shall have the right to terminate this Agreement upon fifteen (15) days' prior written notice to the other Party.

9. **Non-Publicity**

NYIAX

Each of Company and Consultant agree not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or (iv) as may be required in connection with the enforcement of this Agreement.

10. Assignment

The Services to be performed by Consultant hereunder are personal in nature, and Company has engaged Consultant as a result of Consultant's expertise relating to such Services. Consultant, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty, or obligation under this Agreement without the Company's prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty, or obligation hereunder to any third party.

11. Injunctive Relief

Consultant acknowledges that a violation of Article 5 or 6 would cause immediate and irreparable harm to the Company for which money damages would be inadequate. Therefore, the Company will be entitled to injunctive relief for Consultant's breach of any of its obligations under the said Articles without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation but shall be in addition to all other remedies available at law or in equity.

12. Governing Law and Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof ("Dispute"), shall be settled by binding arbitration, conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association ("the Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of New York. The arbitration shall be held at a mutually agreeable location in New York, NY and conducted by one arbitrator chosen from a list of attorneys who are members of the Association's commercial arbitration panel, from a neutral geographic location, who is knowledgeable about telecommunications systems and private branch exchange systems and who has been engaged in the practice of law for a period of at least ten (10) years. If the parties cannot promptly, within 30 days, agree on the selection of the arbitrator, the arbitrator will be chosen pursuant to Rule 13 of the Commercial Arbitration Rules of the Association. The costs of the arbitration, including fees to be paid to the arbitrator, shall be shared equally by the parties to the Dispute. Each party shall bear the cost of preparing and presenting its case to the arbitrator. The parties to the Dispute shall be limited to taking no more than three (3) depositions each. The length of each deposition shall be limited to one (1) day. No interrogatories shall be permitted. The scope of document production shall be governed by the Commercial Arbitration Rules of the Association and the decision of the arbitrator with respect thereto. The arbitration shall be completed within six (6) months from the date of the selection of the arbitrator. The arbitrator shall issue his/her award and a brief description of the basis for the award in writing. The judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. Neither party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration. The parties agree that they have voluntarily agreed to arbitrate their disputes in accordance with the foregoing.

13. General

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NYIAX

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, such provision may be modified by such court in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

14. Survival of Provisions

The following provision of this Agreement shall survive the termination of this Agreement: Articles 2 (c), 3, 4, 5, 6 (b), 7, 8, 10, 12 and 14 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of
NYIAX, Inc

By:
Name: Robert E. Ainbinder Jr.

Signed for and on behalf of

By:
Name: William Feldm